EXHIBIT 99.1

PRESS RELEASE                                Source: Newport International Group

NEWPORT INTERNATIONAL GROUP, INC. AND MM INTERNET, INC. TERMINATE ACQUISITION PLANS

PALM DESERT, Calif., January. 3, 2005 -- Newport International Group, Inc. (OTC Bulletin Board: NWPO - News) and MM Internet, Inc. have decided to terminate negotiations in connection with their previously announced Letter of Intent. The Letter of Intent proposed that Newport would purchase certain assets of MM Internet related to its Internet Service Provider and Web Hosting business. Later, MM Internet requested that the proposed acquisition be structured as a tax free reorganization and merger. However, the parties have been unable to agree upon mutually acceptable terms in order to consummate that proposed merger.

Cery Perle, CEO of Newport stated, "The recent change in structure of the proposed acquisition, and the parties inability to agree on certain material terms, among other reasons, makes it necessary to terminate the Letter of Intent at this time. However, we will continue our plans to expand our VOIP capabilities and to continue our strategy to build our network in our subsidiary, Grassroots Communications, Inc.

About Newport International Group, Inc. (OTC Bulletin Board: NWPO - News):

Newport International Group Inc., (NWPO) through its subsidiary Grassroots Communications, Inc., develops Rich Media Conferencing products that allow business users to communicate with each other (one to one or in groups, using text, audio, phone, video) and work together (creating and editing documents, sharing files, applications, even their desktop computers), all from one simple interface over the Internet.

In addition, Newport plans to deliver broadband services to businesses through a separate subsidiary.

Together, Newport's companies offer an array of IP-based products and services to the growing number of businesses which rely on the Internet to save time and money while increasing productivity and effectiveness.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release which are not historical facts may be "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. For example, statements that describe Grassroots and/or Newport International Group's hopes, plans, objectives, goals, intentions, or expectations are forward-looking statements. The forward-looking statements made herein are only made as of the date of this news release. Numerous factors, many of which are beyond either company's control, will affect actual results.